Exhibit 16.1

June 22, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Datavault AI Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of the Current Report on Form 8-K of Datavault AI Inc. dated June 15, 2026. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ BPM LLP

Irvine, California